                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                        AS OF DECEMBER 31,
                                                    1994            1995            1996           1997          1998
                                                 -----------     -----------     -----------    -----------    -----------
RATIO OF EARNINGS TO FIXED CHARGES
             Income before taxes                 $(3,505,391)    $(3,187,046)    $ 6,966,948    $ 2,286,288    $10,385,954
             Fixed charges                       $ 1,919,571     $ 6,138,267     $ 5,738,572    $ 7,702,013    $14,829,680
                                                 -----------     -----------     -----------    -----------    -----------
                    Earnings                     $(1,585,820)    $ 2,951,221     $12,705,520    $ 9,988,301    $25,215,634
                                                 ===========     ===========     ===========    ===========    ===========

             Fixed charges
                    Gross interest               $ 1,820,151     $ 6,005,376     $ 5,539,850    $ 7,261,645    $14,363,534
                    Rent expenses                $   298,260     $   398,673     $   596,166    $ 1,321,104    $ 1,398,439
                    One-third of rent expense    $    99,420     $   132,891     $   198,722    $   440,368    $   466,146
                                        Total    $ 1,919,571     $ 6,138,267     $ 5,738,572    $ 7,702,013    $14,829,680
                                                 ===========     ===========     ===========    ===========    ===========

       Ratio of earnings to fixed charges              (0.83)           0.48            2.21           1.30           1.70

                                                                           AS OF SEPTEMBER 30,
                                                                         1998                1999
                                                                      -----------         -----------
RATIO OF EARNINGS TO FIXED CHARGES
             Income before taxes                                      $ 6,136,651         $12,242,442
             Fixed charges                                            $10,773,042         $14,297,069
                                                                      -----------         -----------
                    Earnings                                          $16,909,693         $26,539,511
                                                                      ===========         ===========

             Fixed charges
                    Gross interest                                    $10,651,700         $14,053,421
                    Rent expenses                                     $   364,026         $   730,943
                    One-third of rent expense                         $   121,342         $   243,648
                                                      Total           $10,773,042         $14,297,069
                                                                      ===========         ===========

       Ratio of earnings to fixed charges                                    1.57                1.86